Exhibit 3.1

CERTIFICATE OF FORMATION

OF

DAIMLER TRUST LEASING LLC

This Certificate of Formation of DAIMLER TRUST LEASING LLC (the “Company”), dated as of January 13, 2009, is being executed and filed by Andree Ohmstedt, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Sec. 18-101, et seq.).

1.	The name of the limited liability company is DAIMLER TRUST LEASING LLC.

2.	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3.
The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware  19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of DAIMLER TRUST LEASING LLC on the date first above written.

By:	/s/ Andree Ohmstedt
Andree Ohmstedt
Authorized Person

Certificate of Amendment

of

Daimler Trust Leasing LLC

1. The name of the limited liability company is Daimler Trust Leasing LLC.

2. The Certificate of Formation of the limited liability company is hereby amended by restating the first article thereof as follows:

1.	The name of the limited liability company is Mercedes-Benz Trust Leasing LLC.

3. This Certificate of Amendment shall be effective on February 1, 2022.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Daimler Trust Leasing LLC this 18th day of January, 2022.

Mercedes-Benz Financial Services USA LLC, Member
By:	/s/ Steven C. Poling
Name: Steven C. Poling
Title: Assistant Secretary